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+--------+
| FORM 4 |
+--------+                       U.S. SECURITIES AND EXCHANGE COMMISSION
                                         Washington, D.C. 20549
[_] Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940

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
1. Name and Address of Reporting Person*  2. Issuer Name and Ticker                    6. Relationship of Reporting Person to Issuer
                                             or Trading Symbol                                    (Check all applicable)
  SYAL         MADAN
                                             OSI SYSTEMS, INC. (OSIS)                      X  Director           ___ 10% Owner
                                                                                          ---                    ___ Other (specify
--------------------------------------------------------------------------------------    ___ Officer (give                 below)
  (Last)        (First)         (Middle)  3. IRS or Social Security   4. Statement for               title below)
                                             Number of Reporting         Month/Year
        C/O OSI Systems, Inc.                Person (Voluntary)                                    ____________________
        12525 Chadron Avenue                                               2/02

---------------------------------------------                        --------------------------------------------------------
                  (Street)                                            5. If Amendment, 7. Individual or Joint/Group Filing
                                                                         Date of          (Check applicable Line)
   Hawthorne         CA              90250                               Original          XX  Form filed by One Reporting Person
                                                                         (Month/Year)     ----
                                                                                          ____ Form filed by More than One
                                                                                               Reporting Person
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  (City)           (State)           (Zip)        Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

 * If the Form is filed by more than one
   Reporting Person, see Instruction 4(b)(v).
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
1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code       V   Amount        (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
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

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Common Stock           2/07/02      S             8,000          D      $22.85
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Common Stock           2/07/02      S            20,000          D      $23.16
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Common Stock           2/07/02      S             7,625          D      $23.79            50,000               I          By Syal
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                                                                                                                            Trust
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                           (Print or Type Responses)                    (Over)
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  Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of
    Security (Instr. 3)               sion or             action              tion Code              Derivative
                                      Exercise            Date                                       Securities
                                      Price of                                (Instr. 8)             Acquired (A) or
                                      Derivative          (Month/                                    Disposed (D) of
                                      Security            Day/
                                                          Year)                                      (Instr. 3, 4,
                                                                                                     and 5)

                                                                           ---------------------------------------------------
                                                                           Code      V                 (A)         (D)

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
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
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                           6. Date Exer-     7. Title and Amount of      8. Price      9. Number      10. Owner-     11. Nature
                              cisable and       Underlying Securities       of Deri-      of Deriva-      ship           of Indirect
                              Expiration                                    vative        tive            Form of        Beneficial
                              Date              (Instr. 3 and 4)            Security      Securities      Derivative     Ownership
                                                                                          Beneficially    Security:
                              (Month/Day/                                   (Instr. 5)    Owned at        Direct (D)     (Instr. 4)
                              Year)                                                       End of          or Indirect
                            --------------------------------------------                  Month           (I)
                            Date     Expira-     Title    Amount or
                            Exer-    tion                 Number of                       (Instr. 4)      (Instr. 4)
                            cisable  Date                 Shares
----------------------------------------------------------------------------------- -------------------------------- ---------------
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Explanation of Responses:



** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.                                                                          /s/ Madan Syal                      3/8/02
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                            --------------------------------   --------
                                                                                         **Signature of Reporting Person     Date

Note:           File three copies of this Form, one of which must be manually signed.
                If space provided is insufficient, see Instruction 6 for procedure.

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